Exhibit 4.3
INTEGRATED INTERNATIONAL LTD.
STOCK PURCHASE AGREEMENT
Among
S. K. LEE and
M. C. TAM
and
DESWELL INDUSTRIES, INC.
August 17, 2007
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) dated as of August 17, 2007 is executed by and among LEE SHU KWAN, (S. K. Lee), HKID no. A672862(9) (“Lee”) and TAM MAN CHI (M. C. Tam), HKID no. E300612(7) (“Tam” and collectively with Lee, the “Sellers”), each a shareholder of INTEGRATED INTERNATIONAL LTD., a corporation organized under the laws of Samoa (the “Company”) and DESWELL INDUSTRIES, INC., a British Virgin Islands International Business Company (the “Purchaser”).
     WHEREAS, each of Lee and Tam owns 48 shares or 12% of the outstanding capital stock of the Company, which together amounts to 96 shares or 24% of the outstanding capital stock of the Company;
     WHEREAS, the Purchaser owns 304 shares or 76% of the outstanding capital stock of the Company and desires to increase its ownership in the Company to 100% of the outstanding capital stock of the Company;
     WHEREAS, each of Lee and Tam desires to sell to Purchaser, and Purchaser desires to purchase from each of them, 48 shares or 12% of the outstanding capital stock of the Company, which together amounts to 96 shares or 24% of the outstanding capital stock of the Company, increasing Purchaser’s ownership in the Company to a total of 400 shares or one hundred percent of the outstanding capital stock of the Company;
     Now Therefore The Parties Hereby Agree As Follows:
     1. Purchase and Sale of Stock.
          1.1 Sale of the Securities
               (A) Subject to the terms of this Agreement, each of Lee and Tam shall sell to the Purchaser, and the Purchaser shall purchase from each of them, 48 shares or 12% of the outstanding capital stock of the Company, which together equals 96 shares or 24% of the outstanding capital stock of the Company held by them (the “Integrated Shares”).
               (B) The aggregate purchase price for the Integrated Shares shall consist of (a) six hundred thirty-two thousand eighty (632,080) common shares of the Purchaser (the “Deswell Common Shares”) and (b) three million two hundred thirty-four thousand one hundred eighty Hong Kong dollars (HK$3,234,180) (equal to approximately US$413,578 on August 15, 2007), which the Purchaser shall issue and deliver, and pay, respectively, to the Sellers at the Closing (as defined below), of which at the Closing
                    (i) one-half or 316,040 Deswell Common Shares shall be issued and delivered, and HK$1,617,090 shall be paid, to Lee, and
                    (ii) one-half or 316,040 Deswell Common Shares shall be issued and delivered, and HK$1,617,090 shall be paid to Tam.
          1.2 Closing. The purchase by the Purchaser, and the sale by the Sellers, of the Integrated Shares shall take place on August 21, 2007, at the principal executive offices of the Purchaser, located at 17B, Edificio Comercial Rodrigues, 599 Avenida da Praia Grande, Macau,
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

Special Administrative Region, People’s Republic of China, or such other date, time and location as the Purchasers and the Sellers agree upon orally or in writing (the date on which the closing occurs, the “Closing” or “Closing Date”). At the Closing,
               (A) the Purchaser shall
                    (i) issue an aggregate of 632,080 Deswell Common Shares and deliver stock certificates representing one-half of such shares or 316,040 of such Deswell Common Shares to each of the Sellers, and
                    (ii) deliver to each of the Sellers HK$1,617,090 by Company checks,
               (B) each of the Sellers shall deliver to the Purchaser a stock certificate or certificates representing 48 Integrated Shares so that Sellers together will deliver 96 Integrated Shares or an aggregate of 24% of the outstanding capital stock of the Company. Each share certificate for Integrated Shares so delivered shall be endorsed in blank by, or accompanied by duly executed assignment documents from, Lee and Tam as applicable to the certificates for Integrated Shares so delivered.
     2. Representations and Warranties of the Sellers. Each of the Sellers hereby represents and warrants as of the Closing Date:
          2.1 Validity. This Agreement has been duly and validly executed and delivered by Sellers and constitutes a valid and binding obligation of each of the Sellers enforceable against each in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
          2.2 Consents or Approvals. Sellers are not required to obtain the consent or approval of any person or governmental agency or organization to effect the sale of Integrated Shares or the purchase of the Deswell Common Shares.
          2.3 No Defaults. This Agreement will not violate or constitute a default under any order of any judicial, arbitral or government instrumentality or any agreement or instrument to which either of Sellers is a party or by which he is bound.
          2.4 Ownership. Each of the Sellers is the owner of 48 shares or 12% of the outstanding capital stock of the Company, and together are the owners 96 shares or 24% of the outstanding capital stock of the Company, representing all of the remaining issued and outstanding shares of capital stock of the Company that are not owned by the Purchaser. Each of the Sellers now has and on the Closing Date will have valid and marketable title to the Integrated Shares to be sold by him hereunder, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than pursuant to this Agreement; and upon delivery of the Integrated Shares under this Agreement and payment and delivery of the purchase price as herein contemplated, the Purchaser will obtain valid and marketable title to the Integrated Shares purchased by it from each of the Sellers, free and clear of any pledge, lien, security interest pertaining to the Sellers or either of the Sellers’ property, encumbrance, claim or equitable interest, including any liability for or claim of
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

any transfer tax or duty, any liability for or claim of any estate or inheritance taxes, any liability to or claim of any creditor, devisee, legatee or beneficiary of either of the Sellers.
          2.5 Investment. Each of the Sellers is acquiring the Deswell Common Shares pursuant to this Agreement for his own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and neither of the Sellers has any present intention of selling, granting any participation in, or otherwise distributing the same.
          2.6 Experience. Each of the Sellers is an executive officer of the Purchaser within the meaning of the United States securities laws and has made detailed inquiry concerning the Purchaser, its business and its personnel; the officers of the Purchaser have made available to the Sellers any and all written information which either of them have requested and have answered to the Sellers’ satisfaction all inquiries made by the Sellers; and the Sellers each has sufficient knowledge and experience in finance and business, including evaluating and investing in securities in companies similar to the Purchaser, that he is capable of evaluating the risks and merits of his investment in the Purchaser and is able financially to bear the risks thereof.
          2.7 Transfer or Resale.
               2.7.1 For a period of one-year from the Closing Date (the “Lock-up Period”, each of the Sellers agrees not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a “Disposition”) any of the Deswell Common Shares acquired under this Agreement, or grant any options or warrants to purchase any of the Deswell Common Shares acquired under this Agreement or any securities convertible into or exchangeable for the Deswell Common Shares acquired under this Agreement (collectively, “Securities”) otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by this restriction, or (ii) with the prior written consent of the Purchaser. The foregoing restriction is expressly agreed to preclude the Sellers from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-up Period, even if such Securities would be disposed of by someone other than either of Sellers. Such prohibited hedging or other transactions includes, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities. Each of the Sellers further agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Agreement.
               2.7.2 Each of the Sellers understands that the Deswell Common Shares he is acquiring under this Agreement have not been registered under the United States Securities Act of 1933 (the “Securities Act”) or the securities laws of any state thereof or any other country, and may not be transferred unless:
(i)	subsequently registered under the Securities Act; or

(ii)	he shall have delivered to the Purchaser an opinion of counsel reasonably acceptable to the Purchaser (which opinion shall be in
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Deswell Common Shares to be sold or transferred may be sold or transferred under an exemption from such registration; or
(iii)	sold under Rule 144 promulgated under the Securities Act (or a successor rule).
          2.8 Accredited Investor. Each of the Sellers is an “accredited investor” within the meaning of United States Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.
          2.9 Restricted Securities. Each of the Sellers understands that:
               (A) the Deswell Common Shares purchased pursuant to this Agreement are characterized as “restricted securities” under the United States securities laws inasmuch as the shares are being acquired from the issuer in a transaction not involving a public offering, and
               (B) under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Sellers represent that each is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
          2.10 Legend. Each of the Sellers understand that unless and until the Deswell Common Shares have been registered under the Securities Act or may be sold by the Seller under Rule 144, the certificates for the Deswell Common Shares shall bear a restrictive legend in substantially the following form (the “Legend”):
“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”
     In addition to the Legend, during the Lock-up Period, the certificates for the Deswell Common Shares may bear a restrictive legend in substantially the following form:
“Transfer of the shares represented by certificate is restricted 200 pursuant to the terms of that certain Stock Purchase Agreement dated as of August 17, 2007/ by and among Lee Shu Kwan and Tam Man Chi and Deswell Industries, Inc., a copy of which is on file and available for inspection at the principal executive offices of Deswell Industries, Inc.”
          2.11 Representations as Foreign Investor Each of the Sellers represents that he has satisfied himself as to the full observance of the laws of his jurisdiction in connection with any invitation to purchase the Deswell Common Shares or any use of this Agreement, including (i) the legal requirements within his jurisdiction for the purchase of the Deswell Common Shares or sale of the Integrated Shares, (ii) any foreign exchange restrictions applicable to such purchase or sale, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase and sale, holding, redemption, sale or
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

transfer of the Deswell Common Shares. Sellers’ sale of the Integrated Shares and purchase of the Deswell Common Shares, and his continued beneficial ownership of the Deswell Common Shares will not violate any applicable securities or other laws of his jurisdiction.
     3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants that:
          3.1 Authorization and Validity. The Purchaser has full power and authority to enter into this Agreement, and the Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
          3.2 Consents or Approvals. Purchaser is not required to obtain the consent or approval of any person or governmental agency or organization to effect the purchase of the Integrated Shares or the sale of the Deswell Common Shares.
          3.3. No Defaults. This Agreement will not violate or constitute a default under any order of any judicial, arbitral or government instrumentality or any agreement or instrument to which Purchaser is a party or by which it is bound.
          3.4 Purchase Entirely for Own Account. The Integrated Shares to be received by the Purchaser are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.
          3.5 Disclosure of Information. The Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Integrated Shares.
          3.6 Investment Experience. The Purchaser acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Integrated Shares. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Integrated Shares.
          3.7 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.
          3.8 Restricted Securities. The Purchaser understands that:
               (A) the Integrated Shares purchased pursuant to this Agreement are characterized as “restricted securities” under the federal securities laws inasmuch as the shares are being acquired from the Seller in a transaction not involving a public offering, and
               (B) under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

          3.9 Representations as Foreign Investor. Purchaser represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Integrated Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Integrated Shares or the issuance and sale of the Deswell Common Shares, (ii) any foreign exchange restrictions applicable to such purchase or sale, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase and sale, holding, redemption, sale or transfer of the Integrated Shares. Purchaser’s sale of the Deswell Common Shares and purchase of the Integrated Shares, and its continued beneficial ownership of the Integrated Shares will not violate any applicable securities or other laws of its jurisdiction.
     4. Conditions of Investors’ Obligations at the Closing. The obligations of the Purchaser to Sellers under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:
          4.1 Representations and Warranties. The representations and warranties of the Sellers contained in Section 2 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the date of Closing.
          4.2 Performance. The Sellers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing Date.
          4.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful issuance and sale of the securities pursuant to this Agreement shall be duly obtained and effective as of the Closing Date.
          4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to Purchaser’s counsel, and Purchaser shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.
     5. Conditions of the Seller’s Obligations at Closing. The obligations of the Sellers to the Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Purchaser:
          5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.
          5.2 Performance. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.
          5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful issuance and sale of the securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

     6. Miscellaneous.
          6.1 Survival of Warranties. The warranties, representations and covenants of the Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Seller or the Purchaser.
          6.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands without regard to choice of law principles thereof.
          6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          6.6 Notices. All notices, requests, waivers and other communications (collectively, “notices”) made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given:
               (A) when hand delivered to the other party;
               (B) when received when sent by facsimile at the address and number set forth below;
               (C) five business days after deposit in the mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or
               (D) the next business day after deposit with a international overnight delivery service, charges prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.
Each person sending a notice under this Agreement by facsimile shall promptly confirm by telephone to the person to whom such notice was addressed each notice made by it by facsimile pursuant to this section but the absence of such confirmation shall not affect the validity of any such notice.
     All notices to the Sellers shall be delivered to the following addresses:
S. K. Lee
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

c/o Kwanasia Electronics (MCO Limited
17E Edificio Comercial Rodrigues,
599 Avenida da Praia Grande
Macau, China
Fax no.: (853) 2832-2196
M. C. Tam
c/o Kwanasia Electronics (MCO Limited
17E Edificio Comercial Rodrigues,
599 Avenida da Praia Grande
Macau, China
Fax no.: (853) 2832-2196
     Whenever any notice is required to be given by law or by this Agreement, a written waiver of such notice, signed by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to the giving of that notice.
          6.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Purchaser and the Seller. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Purchaser and the Seller.
          6.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          6.9 Further Assurances. Purchaser and Sellers shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.
          6.10 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.
          6.11 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.
          6.12 Taxes. The Purchaser shall pay all original issue taxes, if any, applicable to the issuance of the Deswell Common Shares to Sellers. The Sellers shall pay any transfer taxes, if any, applicable to the transfer of the Integrated Shares to the Purchaser.
[Signatures on next page]
/s/ Franki Tse
/s/ Lee Shu Kwan     /s/ Tam Man Chi

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

SELLERS
/s/ Lee Shu Kwan
Name:	Lee Shu Kwan

/s/ Tam Man Chi
Name:	Tam Man Chi

PURCHASER DESWELL INDUSTRIES, INC.
By:	/s/ Franki Tse
	Name:	Franki Tse
Its: Chief Executive Officer